EXHIBIT 99.1

Interactive Data Corporation Reports Revenue Increase of 16.4% and
Net Income Increase of 13.9% in Third Quarter of 2003

Diluted Earnings Per Share Rise 11.8% to $0.19

BEDFORD, MA, Oct. 23, 2003 – Interactive Data Corporation (NYSE: IDC) today announced results for the third quarter ended September 30, 2003. Revenues increased 16.4% (or 15.5% before the effects of foreign exchange) to $111.3 million from $95.7 million for the third quarter of 2002. Net income rose 13.9% to $18.0 million, or $0.19 per diluted share, from $15.8 million, or $0.17 per diluted share, in last year’s same period.

Stuart Clark, president and chief executive officer, commented “Interactive Data Corporation delivered a strong financial performance in the third quarter and made good progress in all aspects of integrating the ComStock business. Net income rose by 13.9% in the third quarter, bringing the increase in net income for the first nine months of 2003 to 23.6%.

“Although the overall market conditions we experienced in the third quarter remained weak, we did see a strong increase in the level of new sales, and some early signs from customers that the funding of new investment projects could improve in 2004. New sales in the third quarter were significantly better than in the first two quarters and September was by far our best sales month so far in 2003. This improved level of sales was driven primarily by the success of our Fair Value Information Service, and by sales of our other high value products such as evaluated pricing of thinly traded securities. Our eSignal business also had a strong quarter for net new sales.

“Countering our strong sales performance was a continued focus by clients on reducing cost, and this resulted in our seeing the same pattern of higher than usual levels of service cancellations and downgrades, that we have been experiencing all year. Our European business was the hardest hit in the quarter due to continued softness in that market. Overall renewal rates in our institutionally oriented business remained at the 95% level.

“The ComStock business that we acquired at the end of February 2003 continues to meet our revenue expectations, and the process of integrating its operations into the rest of Interactive Data is well under way. During this past quarter, we commenced the build-out of a new data center in Boxborough, MA that will become the primary center for our company, and will allow us to reduce the five processing centers we now have in the U.S. to two. ComStock has become an integral part of our service offering, and its comprehensive coverage of real-time markets was a key factor in Moneyline Telerate selecting us as their primary data partner. A non-binding letter of intent was signed and announced during the past quarter that envisages their using a wide range of our fixed income end-of-day and real-time content, and other services. We expect the services to be implemented by Moneyline Telerate over the course of 2004 and to result in a new multi-million dollar annual revenue stream. The relationship remains subject to the finalization of a definitive contract.

“As we reported last quarter, our balance sheet and cash position leave us well placed to consider acquisition opportunities capable of accelerating the development of our business in the areas of higher value products, relevant adjacent markets and geographic expansion.”

Other Third Quarter Operating and Financial Highlights

•	The ComStock business contributed $15.9 million in revenues in the third quarter, which was in line with our expectations.

•	The FT Interactive Data business experienced a small overall reduction in revenue compared to last year’s third quarter. In North America, revenue decreased by 0.8% due to the higher than usual levels of service cancellations and downgrades. In Europe, revenues decreased by 3.3% (6.9% before the effects of foreign exchange) due to the same trends that affected North American revenues, plus the fact that the 2002 third quarter contained approximately $0.5 million of once-off revenues. However, Asia-Pacific grew 28.6% (12.6% before the effects of foreign exchange). New sales were strong across the FT Interactive Data business, and in North America the number of users of the Fair Value Information Service rose from 12 to 20 during the quarter.

•	CMS BondEdge revenues increased 1.7% compared to last year’s third quarter.

•	eSignal revenues increased 9.9% compared to the same quarter last year. During the quarter, the number of subscribers to the newer, Internet-delivered product reached an all-time high of almost 48,000. As expected, revenues from products delivered by broadcast, which is no longer the delivery method of choice, declined by $0.6 million.

•	Due to the ComStock acquisition, total costs and expenses for the third quarter rose by $12.1 million, or 17.2%, compared to the third quarter of 2002. Without the acquisition, total costs and expenses decreased by approximately 4.3% due to cost savings realized through the integration of the Securities Pricing Service acquired from Merrill Lynch.

•	We are closing our index calculation unit in Edinburgh, Scotland at the end of December due to FTSE International Ltd. having withdrawn all rights for its indices to be used as the basis for the provision of customized index data. This unit will have generated just under $4.0 million of revenue in 2003. The severance and lease write-down costs resulting from the closure will be no more than $0.9 million, with $0.2 million incurred in the third quarter of 2003.

Nine Month Results

For the nine months ended September 30, 2003, Interactive Data reported revenues of $322.3 million versus $278.6 million for the comparable period in 2002, an increase of 15.7%. Total costs and expenses rose 13.2%, or $27.4 million, from the comparable period in 2002. Income from operations increased 23.2% from $70.5 million in the first nine months of 2002 to $86.9 million for the comparable period in 2003. As a result, for the first nine months of 2003, net income rose 23.6% to $54.0 million or $0.57 per diluted share from $43.7 million, or $0.47 per diluted share, for the comparable period in 2002.

As of September 30, 2003, Interactive Data Corporation had no outstanding debt and had cash and cash equivalents of $123.6 million. During the quarter, the company did not repurchase additional shares under its existing buyback program.

2003 Outlook

We are maintaining our previously announced expectations for revenue growth in 2003 to be approximately 17% and earnings per share growth to be in the middle of the 15-19% range. We continue to expect our effective tax rate for 2003 to be 38-39% and our 2003 capital expenditures to range between $21-$23 million. We point out, however, that the worldwide economic recession and political conditions continue to have an adverse impact on the financial markets that we serve. Consequently, if such conditions or their impact worsen, our view of the company’s 2003 outlook could change.

Conference Call Information

Interactive Data Corporation’s management will conduct a conference call Thursday, October 23, at 11:00 a.m. Eastern Time to discuss the third-quarter 2003 results and additional matters. The dial-in number for the call is 706-634-1052; no access code is required. Investors and interested parties may also listen to the call via a live web broadcast available through the Investor Relations section of the company’s web site at www.interactivedatacorp.com and through www.StreetEvents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. A replay will be available on both web sites shortly after the call. In addition, a telephone replay will be available from October 23 at 2:00 p.m. through Thursday, October 30, 2003. The replay can be accessed by dialing 706-645-9291, conference ID #3101923.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe-harbor created by such Act. These statements include our statements regarding the Moneyline Telerate relationship and its revenue potential, our plans to reduce our number of U.S. data processing centers from five to two, the impact of the end of our relationship with FTSE International, our belief that we have seen early signs from customers that funding for new investment projects could improve in 2004, our ability to accelerate the development of our business in areas of higher value products, relevant adjacent markets and geographic expansion through strategic acquisitions, our ability to continue to successfully integrate and deliver synergies from strategic acquisitions, including ComStock, our expectations regarding the ComStock acquisition, expected revenue growth or declines, and all other statements discussing future financial conditions, results or projections, including those appearing under the heading “2003 Outlook.” These statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than us and their strategic response to our services and products; (ii) changes in technology, which could affect the competitiveness of our products and services; (iii) maintaining relationships with our key suppliers and providers of market data; (iv) a continuing slowdown or decline in activity levels in the securities markets, which could lower demand for our products and services; (v) the impact of the difficult worldwide economic and political conditions on the financial markets and the industries we serve; (vi) the impact of cost cutting pressures across the industries we serve; (vii) consolidation of financial services, both within an industry and across industries, which could lower demand for our products and services; (viii) a prolonged outage at one of our data centers; (ix) our ability to broaden our subscriber base; (x) difficulty or unexpected complications we may experience integrating or operating the ComStock business; (xi) ComStock revenues may materialize at lower than expected levels; (xii) a decline in market acceptance of our services or products or the potential obsolescence of our services or products, including due to the introduction of new technologies; and (xiii) the failure of one or more new business initiatives. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation is a leading global provider of securities pricing, financial information, and analytic tools to institutional and individual investors. The company supplies time-sensitive pricing (including evaluated pricing), dividend, corporate action, and descriptive information for more than 3.5 million securities traded around the world, including hard-to-value instruments. The company links to most of the world’s best-known financial service and software companies for trading, analysis, portfolio management, and valuation.

Interactive Data Corporation is headquartered in Bedford, Massachusetts. Through its branded businesses, FT Interactive Data, ComStock, CMS BondEdge, and eSignal, Interactive Data Corporation has approximately 1,800 employees in offices located throughout North America, Europe, Asia, and Australia. Pearson plc (NYSE: PSO), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin

Group, owns approximately 60 percent of the outstanding common stock of Interactive Data Corporation.

Company Contact Steven Crane Chief Financial Officer (781) 687-8309 Steven.Crane@ftid.com	Media Contact Jeanne Murphy Interactive Data Corporation (781) 687-8548 Jeanne.Murphy@ftid.com	Investor Relations Contact Harriet Fried Lippert/Heilshorn & Assoc. (212) 838-3777 hfried@lhai.com

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands except per share data)

	Three Months Ended			Nine Months Ended
	September 30			September 30

	2003	2002	Change	2003	2002	Change

SERVICE REVENUES	$111,334	$95,662	16.4%	$322,271	$278,557	15.7%

COSTS & EXPENSES
Cost of Services	36,129	27,453	31.6%	102,737	82,180	25.0%
Selling, general & administrative	36,911	34,785	6.1%	105,594	99,896	5.7%
Depreciation	4,091	3,634	12.6%	12,714	10,713	18.7%
Amortization	5,122	4,299	19.1%	14,361	15,249	-5.8%

Total costs & expenses	82,253	70,171	17.2%	235,406	208,038	13.2%

INCOME FROM OPERATIONS	29,081	25,491	14.1%	86,865	70,519	23.2%
Other income, net	193	657	-70.6%	911	1,498	-39.2%

INCOME BEFORE INCOME TAXES	29,274	26,148	12.0%	87,776	72,017	21.9%
Provision for Income Taxes	11,271	10,346	8.9%	33,794	28,327	19.3%

NET INCOME	$18,003	$15,802	13.9%	$53,982	$43,690	23.6%

NET INCOME PER SHARE
Basic	0.19	0.17	11.8%	0.59	0.48	22.9%
Diluted	0.19	0.17	11.8%	0.57	0.47	21.3%

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	92,539	91,376	1.3%	92,174	91,021	1.3%
Diluted	94,789	93,493	1.4%	94,299	93,716	0.6%

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2003	2002

	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$123,602	$153,243
Accounts receivable, net	71,750	53,924
Prepaid expenses and other current assets	6,208	5,366
Deferred income taxes	6,563	6,487

Total current assets	208,123	219,020

Property and equipment, net	36,450	36,786
Goodwill	455,163	381,790
Other intangible assets, net	180,343	125,003
Other assets	2,544	2,628

Total Assets	$882,623	$765,227

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable, trade	$12,464	$10,805
Payable to affiliates	5,104	1,789
Accrued liabilities	55,955	52,938
Income taxes payable	10,582	9,235
Deferred revenue	33,210	22,786

Total current liabilities	117,315	97,553
Deferred tax liabilities	30,903	3,305
Other liabilities	1,808	1,626

Total Liabilities	150,026	102,484

Stockholders’ Equity:
Preferred stock	—	—
Common stock	948	937
Additional paid-in capital	798,455	786,470
Treasury stock, at cost	(26,980)	(25,650)
Accumulated deficit	(40,416)	(94,398)
Accumulated other comprehensive income (loss)	590	(4,616)

Total Stockholders’ Equity	732,597	662,743

Total Liabilities and Stockholders’ Equity	$882,623	$765,227

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended
	September 30,
	(Unaudited)

	2003	2002

Cash flows provided by (used in) operating activities:
Net income	$53,982	$43,690
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,075	25,962
Tax benefit from exercise of stock options	3,234	4,347
Deferred income taxes	—	(842)
Other non-cash items, net	177	2,791
Changes in operating assets and liabilities, net	794	(13,943)

NET CASH PROVIDED BY OPERATING ACTIVITIES	85,262	62,005

Cash flows provided by (used in) investing activities:
Purchase of fixed assets	(8,181)	(9,245)
Acquisition of business	(115,972)	(48,000)
Other investing activities	506	340

NET CASH USED IN INVESTING ACTIVITIES	(123,647)	(56,905)

Cash flows provided by (used in) financing activities:
Purchase of treasury stock	(1,330)	—
Proceeds from exercise of stock options and employee stock purchase plan	8,637	8,348

NET CASH PROVIDED BY FINANCING ACTIVITIES	7,307	8,348

Effect of exchange rate on cash	1,437	1,806
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(29,641)	15,254
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	153,243	118,522

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$123,602	$133,776